Exhibit 99.1

Capitala Finance Corp. Reports Fourth Quarter and Full Year 2016 Results

Distribution coverage, NAV per share expansion, and investment activity highlight quarter

CHARLOTTE, NC, March 7, 2017--Capitala Finance Corp. (Nasdaq:CPTA) (“Capitala”, the “Company”, “we”, “us”, or “our”) today announced its financial results for the fourth quarter and full year ended December 31, 2016.

Fourth Quarter Highlights

•	Net investment income of $6.7 million, or $0.43 per share, covered distributions paid for the sixth consecutive quarter
•	Net asset value per share of $15.79 at December 31, 2016, compared to $15.68 at September 30, 2016
•	Originated $66.9 million of investments (72% first lien secured) during the quarter with a weighted average yield on debt investments of 13.2%
•	Successful wind down of Capitala Senior Liquid Loan Fund I, LLC at par

Full Year Highlights

•	Net investment income of $29.0 million, or $1.84 per share
•	Paid distributions of $28.5 million, or $1.80 per share
•	Originated $120.8 million of new/add-on investments
•	Reduced energy concentration to 3.6% of portfolio, based on December 31, 2016 fair values, down from 8.8% at December 31, 2015
•	Successful first close on Capitala Private Credit Fund V, LP, providing co-investment opportunities for the Company

Management Commentary

In describing the Company’s fourth quarter and full year activities, Joseph B. Alala, III, Chairman and Chief Executive Officer, stated, “We are pleased to report strong fourth quarter results, including dividend coverage for the sixth consecutive quarter, and an increase in NAV per share. Our direct origination platform continues to generate quality investment opportunities as evidenced by new investments made during the quarter. The investment advisor continues to enhance its staff to support underwriting of new investment opportunities and monitoring of existing investments.”

Fourth Quarter 2016 Financial Results

During the fourth quarter of 2016, the Company originated approximately $66.9 million of new investments, and received approximately $35.0 million of repayments. The weighted average annualized yield on the debt investments was 13.2%. 72% of investments originated during the fourth quarter were first lien secured debt investments.

Total investment income was $16.5 million for the fourth quarter of each of 2016 and 2015. Interest, fee and PIK income collectively were $0.6 million higher in the fourth quarter of 2016 compared to 2015. All other income, including dividend income, decreased by $0.6 million for the comparable period.

Total expenses for the fourth quarter of 2016 were $9.8 million, compared to $9.1 million for the comparable period in 2015. The increase of $0.7 million is attributable to (1) a decrease in interest and financing expenses of $0.2 million, (2) a decrease of $0.3 million in management fees, and (3) an increase of $1.2 million in incentive fees.

Net investment income for the fourth quarter of 2016 was $6.7 million, or $0.43 per share, compared to $7.4 million, or $0.47 per share, for the same period in 2015.

Net realized gains totaled $2.1 million, or $0.13 per share, for the fourth quarter of 2016, compared to net losses of $3.7 million, or $0.23 per share, for the same period in 2015. During the quarter, the Company realized a $1.5 million gain related to V12 Holdings, Inc. and $0.6 million in net gains on the remaining portfolio.

Net unrealized depreciation totaled $0.8 million, or $0.05 per share, for the fourth quarter of 2016, compared to depreciation of $12.6 million for the fourth quarter of 2015.

The net increase in net assets resulting from operations was $8.1 million for the fourth quarter of 2016, or $0.51 per share, compared to a net decrease of $8.9 million, or $0.57 per share, for the same period in 2015.

Full Year 2016 Financial Results

Total investment income was $68.3 million for the year ended December 31, 2016, compared to $64.0 million for the same period in 2015. Interest, fee and PIK income increased by $3.8 million, while all other income increased collectively by $0.5 million.

Total expenses for the year ended December 31, 2016 were $39.3 million, $0.6 million higher than 2015, with no significant variances.

Net investment income for the year ended December 31, 2016 was $29.0 million, or $1.84 per share, compared to $25.3 million, or $1.67 per share, for the same period in 2015.

Net realized losses totaled $22.8 million, or $1.44 per share, for the year ended December 31, 2016, compared to gains of $5.4 million, or $0.36 per share, for the same period in 2015.

Net unrealized appreciation totaled $2.9 million, or $0.18 per share, for the year ended December 31, 2016, compared to net unrealized depreciation of $16.9 million, or $1.11 per share, in 2015.

The net increase in net assets resulting from operations was $9.2 million, or $0.58 per share, for the year ended December 31, 2016, compared to a net increase in net assets resulting from operations of $13.9 million, or $0.91 per share, for the same period in 2015.

Net assets at December 31, 2016 were $250.6 million, or $15.79 per share, compared to $268.8 million, or $17.04 per share, at December 31, 2015.

Investment Portfolio

As of December 31, 2016, our portfolio consisted of 53 companies with a fair market value of $541.6 million and a cost basis of $513.8 million. First lien debt investments represented 41.8% of the portfolio, second lien debt investments represented 13.2% of the portfolio, subordinated debt investments represented 27.8% of the portfolio, and equity/warrant investments represented 17.2% of the portfolio, based on fair values at December 31, 2016. On a cost basis, equity investments comprised 8.9% of the portfolio at December 31, 2016.

At December 31, 2016, we had debt investments in three portfolio companies on non-accrual status with a fair value and cost basis of $17.4 million and $29.5 million, respectively. Non-accrual loans, on a fair value and cost basis, represent 3.2% and 5.7%, respectively, of the portfolio at December 31, 2016. At December 31, 2015, the fair value of the non-accrual investments was $28.0, with a cost basis of $47.1 million.

Liquidity and Capital Resources

At December 31, 2016, the Company had $36.3 million in cash and cash equivalents. In addition, the Company had SBA debentures outstanding totaling $170.7 million with an annual weighted average interest rate of 3.45%, and $113.4 million of fixed rate notes bearing an interest rate of 7.125%. At December 31, 2016, the Company had $44.0 million outstanding and $76.0 million available under its senior secured revolving credit facility, which is priced at LIBOR plus 3.0% and matures on October 17, 2018.

Subsequent Events

On January 3, 2017, the Company exited its investment in Medical Depot, Inc., receiving $14.7 million for its subordinated debt investment at par and $6.3 million in cash related to its equity investment. The equity realization resulted in a $5.0 realized gain.

On January 9, 2017, the Company received $5.0 million in cash repayment for its second lien debt investment in Emerging Markets Communications, LLC, repaid at par.

On January 20, 2017, the Company invested $16.0 million in the first lien debt and $2.0 million in membership units of Currency Capital, LLC. The debt investment has a yield of LIBOR + 11.0% with a 0.5% floor.

On February 2, 2017, the Company restructured its investment in US Well Services, LLC, exchanging its $15.3 million first lien debt investment for an $8.5 million first lien debt investment, yielding LIBOR + 9.0% or LIBOR + 11.0% if paid in kind, and an initial 4.9% equity ownership in USWS Holdings, LLC. In addition, the Company committed $2.1 million in a first lien revolving credit facility to US Well Services, LLC, yielding LIBOR + 6.0% and an initial .4% equity ownership in USWS Holdings, LLC.

On February 21, the Company received $4.8 million in cash repayment for its second lien debt investment in Brock Holdings III, Inc.

Fourth Quarter 2016 Financial Results Conference Call

Management will host a conference call to discuss the operating and financial results at 8:30 a.m. on Wednesday March 8, 2017. To participate in the conference call, please dial 1-877-312-5507 approximately 10 minutes prior to the call. A live webcast of the conference will be available at http://investor.CapitalaGroup.com.

About Capitala Finance Corp.

Capitala Finance Corp. is a business development company that invests primarily in traditional mezzanine, senior subordinated and unitranche debt, as well as senior and second-lien loans and, to lesser extent, equity securities issued by lower and traditional middle-market companies. The Company is managed by Capitala Investment Advisors, LLC. For more information on Capitala, or to automatically receive email notifications of Company financial information, press releases, stock alerts, or other corporate filings, please visit the Investor Relations section of our website.

About Capitala Group

Capitala Group is a leading provider of capital to lower and traditional middle market companies, through its family of credit focused funds. Since 1998, Capitala Group’s managed funds have participated in over 138 transactions, representing over $1.3 billion of investments in a variety of industries throughout North America. Capitala Group manages both public capital (Capitala Finance Corp.) (Nasdaq:CPTA) and private capital (Capitala Private Credit Fund V, L.P. and CapitalSouth SBIC Fund IV, L.P.) for institutional and individual investors, and seeks to partner with strong management teams to create value and serve as long term partners.  For more information, please visit www.CapitalaGroup.com.

Forward-Looking Statements

This press release contains certain forward-looking statements. Words such as “believes,” “intends,” “expects,” “projects,” “anticipates,” and “future” or similar expressions are intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance, condition or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in the Company’s filings with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law.

SOURCE: Capitala Finance Corp.

Capitala Finance Corp.

Stephen Arnall, Chief Financial Officer

704-376-5502

sarnall@capitalagroup.com

Capitala Finance Corp.
Consolidated Statements of Assets and Liabilities
(in thousands, except share and per share data)

	As of
	December 31, 2016	December 31, 2015

ASSETS

Investments at fair value
Non-control/non-affiliate investments (amortized cost of $391,706 and $391,031, respectively)	$393,525	$404,513
Affiliate investments (amortized cost of $39,279 and $99,290, respectively)	61,464	117,350
Control investments (amortized cost of $82,791 and $79,866, respectively)	86,650	70,593
Total investments at fair value (amortized cost of $513,776 and $570,187, respectively)	541,639	592,456
Cash and cash equivalents	36,281	34,105
Interest and dividend receivable	5,735	5,390
Due from related parties	182	256
Prepaid expenses	506	503
Other assets	72	108
Total assets	$584,415	$632,818

LIABILITIES
SBA debentures (net of deferred financing costs of $2,911 and $3,537, respectively)	167,789	180,663
Notes (net of deferred financing costs of $3,025 and $3,583, respectively)	110,413	109,855
Credit Facility (net of deferred financing costs of $759 and $1,649, respectively)	43,241	68,351
Due to related parties	35	6
Management and incentive fee payable	6,426	1,687
Interest payable	2,657	2,987
Accounts payable and accrued expenses	536	467
Written call option at fair value (proceeds of $20 and $0, respectively)	2,736	-
Total liabilities	333,833	364,016

NET ASSETS
Common stock, par value $.01, 100,000,000 common shares authorized, 15,868,045 and 15,777,345
common shares issued and outstanding, respectively	159	158
Additional paid in capital	240,184	239,104
Accumulated undistributed net investment income	22,973	8,570
Accumulated undistributed net realized gain (loss) from investments	(37,881)	(1,299)
Net unrealized appreciation on investments	27,863	22,269
Net unrealized depreciation on written call option	(2,716)	-
Total net assets	250,582	268,802

Total liabilities and net assets	$584,415	$632,818

Net asset value per share	$15.79	$17.04

Derived from audited financial statements

Capitala Finance Corp.
Consolidated Statements of Operations
(in thousands, except share and per share data)

	For the three months ended December 31,		For the year ended December 31,
	2016	2015	2016	2015

Investment Income
Interest and fee income
Non-control/Non-affiliate investments	$10,797	$10,395	$42,667	$39,535
Affiliate investments	969	2,243	5,723	11,589
Control investments	2,036	1,396	10,718	5,406
Total interest and fee income	13,802	14,034	59,108	56,530
Payment-in-kind interest and dividend income:
Non-control/Non-affiliate investments	1,999	1,197	4,965	2,644
Affiliate investments	90	101	383	1,363
Control investments	246	229	952	1,077
Total payment-in-kind interest income	2,335	1,527	6,300	5,084
Dividend income:
Non-control/Non-affiliate investments	57	155	263	617
Affiliate investments	29	29	115	115
Control investments	279	545	2,414	1,369
Total dividend income	365	729	2,792	2,101
Other Income	-	256	85	256
Interest income from cash and cash equivalents	12	1	27	5
Total investment income	16,514	16,547	68,312	63,976

Expenses
Interest and financing expenses	4,722	4,896	19,711	19,022
Base management fee	2,539	2,812	10,588	10,590
Incentive fees	1,687	1,587	6,842	6,043
General and administrative expenses	819	903	3,804	4,052
Expenses before fee waivers	9,767	10,198	40,945	39,707
Incentive fee waiver	-	(1,058)	(1,673)	(1,058)
Total expenses net of fee waivers	9,767	9,140	39,272	38,649

Net Investment Income	6,747	7,407	29,040	25,327

Realized and unrealized gain (loss) on investments and written call option:
Net realized gain (loss) from investments
Non-control/non-affiliate investments	-	(546)	1,261	8,758
Affiliate investments	2,132	(3,359)	(24,172)	(9,109)
Control investments	-	200	145	5,787
Total realized gain (loss) from investments	2,132	(3,705)	(22,766)	5,436
Net unrealized appreciation (depreciation) on investments	1,036	(12,620)	5,594	(16,913)
Net unrealized depreciation on written call option	(1,818)	-	(2,716)	-
Net gain (loss) on investments	1,350	(16,325)	(19,888)	(11,477)

Net increase (decrease) in net assets resulting from operations	$8,097	$(8,918)	$9,152	$13,850

Net increase (decrease) in net assets per share resulting from	$0.51	$(0.57)	$0.58	$0.91
operations-basic and diluted

Weighted average common stock outstanding-basic and diluted	15,853,047	15,780,433	15,819,175	15,210,577

Distributions paid per share	$0.39	$0.47	$1.80	$2.38

Derived from audited financial statements